Exhibit 4.40

[FORM OF]

ADHERENCE AGREEMENT TO

NUVINI S.A. STOCK OPTION SUBSCRIPTION PLAN

I, [   ], [   ], residing at [   ] (“Beneficiary”), hereby declare, through this “Adherence Agreement to the Nuvini S.A. Stock Option Subscription Plan” (“Adherence Agreement”), that I have read, analyzed, agreed to, and fully accepted, without any reservations, all the terms and conditions established in the “Nuvini S.A. Stock Option Subscription Plan” (“Plan”), registered under CNPJ number [   ], headquartered in the Municipality of São Paulo, State of São Paulo, at Rua Jesuíno Arruda, No. 769, Suite 20-B, Itaim Bibi, ZIP Code 04532-082, (“Company”) as approved at the extraordinary general meeting of the Company held on June 30, 2021 (“Plan”), under the following terms and conditions:

(i) Object: By exercising the Options granted to the Beneficiary by the Company under the Plan, the Beneficiary shall have the right to subscribe up to [   ] ([   ]) Shares, subject to the Initial Lock-up Period and the Monthly Lock-up Period.

(ii) Initial Lock-up Period: 12 (twelve) months, starting from [   ] (“Initial Lock-up Period”). After the Initial Lock-up Period, the Beneficiary may exercise the Initial Quantity of Options, equivalent to 1/3 (one-third) of the total Options granted.

(iii) Monthly Lock-up Period: Starting from the end of the Initial Lock-up Period, 1/24 (one twenty-fourth) of the total Options that are not exercisable on the date of the end of the Initial Lock-up Period, as per item “ii” of this Adherence Agreement, may be exercised in each of the subsequent months (“Monthly Lock-up Period”), until reaching 100% (one hundred percent) of the Options granted to the Beneficiary, as per item “i” of this Adherence Agreement.

(iv) Vesting Acceleration: In the event of a Liquidity Event, as defined in the Plan, 50% (fifty percent) of the Options that are not exercisable on the date of the Liquidity Event will become exercisable, as per clause 6.1.3 of the Plan, provided that, in this case, the Lock-up period provided in clause 6.5 of the Plan will be reduced to 6 (six) months.

(v) Value: In the event of the full exercise of the Options, the Beneficiary shall have the right to subscribe to the Shares resulting from the exercise of the Options for the total amount of R$ [   ] ([   ]) (“Option Value”). To avoid any doubts, in the event of partial exercise of the Options, the Option Value shall be proportionally reduced to the number of Shares subject to the partially exercised Options, in relation to the total number of Shares subject to the Options.

(vi) Exercise: To exercise the Options, the Beneficiary shall, within the Exercise Window, send formal written notification (“Exercise Notification”) to the Company, which shall take all necessary steps to formalize such exercise of Options, including by holding a general meeting or board meeting of the Company and recording it in the corporate books, provided that:

(a) The Beneficiary’s silence shall be interpreted as a tacit waiver of the acquisition of the Shares and all rights inherent thereto, without any amount being due to the Beneficiary in case of non-exercise of the Options.

(b) Once the Exercise Notification is received, the Company shall inform the Beneficiary of the date of the general meeting or board meeting of the Company that will resolve on the issuance of the Shares (“Date of Share Issuance”), and the Beneficiary shall pay the Option Value to the Company, in national currency or by offsetting credits held against the Company, until the Date of Share Issuance, under penalty of a tacit waiver of all rights to the Options, including the claim for the Shares, without any amount being due by the Company to the Beneficiary.

(vii) Agreement with the terms and conditions of the Plan: The Beneficiary declares that they are aware of all the terms and conditions of the Plan, a copy of which is hereby provided to the Beneficiary. Additionally, the Beneficiary declares their unrestricted and irrevocable agreement to the Plan, including:

(a) The conditions necessary for the subscription and exercise of the Options, such as the unrestricted and irrevocable adherence to the corporate documents and shareholders’ agreement of the Company, as in force or as may be executed on the date of the exercise of the Options.

(b) The conditions applicable to the Options as provided in the Plan, including the possible declaration of lapse, such as in the case of dismissal for just cause, without any right to compensation or reimbursement by the Company and/or Affiliate of the Company.

(c) The maintenance of the confidentiality and secrecy of all information, data, numbers, transactions, or matters that are not available to the public, whether in written, oral, visual, or digital form, whether in the form of a document or not, identified or not as “confidential” by the Company and/or Affiliate of the Company, including, but not limited to, the information contained in this Adherence Agreement.

(viii) Corporate Reorganization: The Beneficiary acknowledges and agrees that:

(a) The corporate reorganization operations provided for in clause 11.4 of the Plan include all and any operations aimed at transferring the Company’s shareholding base to other entities, in Brazil or abroad, which will become the Company’s holding companies and holders of its shares, directly or indirectly, including flips and roll-ups of the shareholding base to other entities, as well as other equivalent operations, of any nature, as defined by the Company, at its sole discretion.

(b) In the event of corporate reorganization referred to in item “a” of this clause, the Beneficiary undertakes to take all necessary steps for the implementation of the operation, as requested by the Company’s management, as well as to fully and irrevocably adhere to the corporate documents and shareholders’ agreements of the entity to which the Company’s shareholding base is transferred, as in force or as may be executed on the date of the operation, under penalty of automatically losing all rights to exercise the Options, including the claim for the Shares, without any amount being due by the Company to the Beneficiary.

(c) In the event of corporate reorganization, including those indicated in item “a” of this clause, the Beneficiary undertakes to accept and carry out the measures determined by the Company’s Board of Directors, as provided in clause 11.4 of the Plan, under penalty of automatically losing all rights to exercise the Options, including the claim for the Shares, without any amount being due by the Company to the Beneficiary.

(d) If, in the context of a corporate reorganization, the Company’s Board of Directors determines the early acquisition of the right to exercise the Options, as provided in clause 11.4(b) of the Plan, the Company’s Board of Directors may determine a deadline for the early exercise of the Options by the Beneficiary, and the non-exercise of the Options, in whole or in part, within such deadline shall automatically constitute a tacit waiver of all rights to the Options not exercised, including the claim for the Shares, without any amount being due by the Company to the Beneficiary.

(ix) Risk of Exercising the Options: The exercise of the Options is done at the Beneficiary’s own risk, and the Company is not responsible for any loss of capital invested by the Beneficiary after exercising their respective Options.

(x) Personal Character: The Beneficiary acknowledges that the Options are granted on a personal basis and cannot be transferred or exercised by any person, legal or natural, other than the Beneficiary.

(xi) Taxes: The Beneficiary shall be solely and entirely responsible for making the respective tax payments (including financial or capital gains), declarations, and/or other necessary or required formalities, if any, related to the Plan and this Adherence Agreement, except in cases that may be subject to withholding by the Company, in which case the Beneficiary hereby authorizes the Company to withhold such amounts.

(xii) Independent Advice: The Beneficiary acknowledges and agrees that, in analyzing and complying with the provisions of the Plan and this Adherence Agreement, as well as in the tax treatment of the Options, they are relying on their own independent legal and tax advisors.

(xiii) Defined Terms: Terms starting with uppercase letters not otherwise defined shall have the meanings ascribed to them in the Plan.

(xiv) Superseding Previously Granted Subscription Options: The Beneficiary acknowledges and agrees that the Options granted herein, with the terms and conditions set forth in this Adherence Agreement, supersede and replace, for all purposes, all and any subscription options, purchase options, and/or any other equivalent rights that may have been granted to the Beneficiary by the Company and/or Keiretsu Tecnologia S.A., a corporation registered under CNPJ number 35.603.880/0001-75, headquartered in the Municipality of São Paulo, State of São Paulo, at Rua Jesuíno Arruda, No. 769, Suite 20, Itaim Bibi, ZIP Code 04532-082, incorporated by the Company, as resolved at the extraordinary general meetings of both companies held on June 30, 2021, and/or any documents that provided for other terms and conditions that could be applicable to the Options, granting a full release to the Company, its shareholders, and its Affiliates, from any further claims or demands, of any nature, at any time, in this regard.

(xv) Prevalence of the Adherence Agreement: In case of conflict between the provisions of this Adherence Agreement and the Plan, the provisions of this Adherence Agreement shall prevail, for all purposes.

(xvi) Electronic Signature: This Adherence Agreement is fully valid in electronic format, being considered equivalent to a physical document for all legal purposes. The electronic signature of this Adherence Agreement on the DocuSign platform, Clicksign, or any other equivalent platform, even if by means of an electronic signature platform not accredited by the Brazilian Public Key Infrastructure (ICP-Brasil) and without a digital signature certificate, was chosen as the means of mutual agreement by the signatories to prove authorship and integrity of this Adherence Agreement and to give it full legal effect, as if it were a physical document, pursuant to Article 10, §2 of Provisional Measure no. 2.200-2/2001. All signatures affixed to this Adherence Agreement in electronic format, as provided in this clause, are fully valid and sufficient for authenticity, integrity, existence, and validity of this Adherence Agreement, including for the purposes of Provisional Measure no. 2.200-2/2001, Law no. 13.874/2019, and Decree no. 10.278/2020.

São Paulo, [   ], 20[ ].

Beneficiary:

[      ]

Company:

NUVINI S.A.

[      ]

Witnesses:

1.	2.
Nome:	Nome:
CPF:	CPF:

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